EXHIBIT 10.7.2

AMENDMENT TO THE AGREEMENT

THIS AGREEMENT is made and entered into as of the lst day of October 1993 (the “Amendment Date”)

BY AND BETWEEN

NORTHERN TELECOM LIMITED, a corporation duly Incorporated under the laws of Canada, having its executive offices at 3 Robert Speck Parkway, Mississauga, Ontario, Canada, (hereinafter called “Northern Telecom”)

AND,

LV SOFTWARE, INC., a California corporation having its principal offices at Suite B-205, 1590 Oakland Road, San Jose, California, 95131, (hereinafter, called “Licensee”)

WHEREAS the Parties entered into an Agreement with an Effective Date of the fourteenth day of September 1992 concerning software known as the Design For Testability tool suite (the “Agreement”); and

WHEREAS the Parties wish to amend the Agreement as provided herein:

NOW THEREFORE, in consideration of mutual promises contained herein and in the Agreement the Parties agree as follows:

1. For the purpose of this Amendment, unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. The term “License Fee” shall mean the greater of the Licensee’s or Licensee’s Subsidiary’s total selling price to an End-User or a Licensee Distributor, after giving effect to quantity or other discounts, for the sublicense of each copy of the Licensed Product or a Derivative Work. The term “Net License Fee” shall mean the License Fee less taxes, tariffs or duties, interest, finance charges, insurance, shipping, and reasonable handling costs.

2. IN ARTICLE 5 ROYALTY replace the existing paragraphs with the following:

“In partial consideration of the rights granted hereunder Licensee shall make the following royalty payments (hereinafter “Royalties”) to Northern Telecom:

(i) Fifty thousand dollars ($50,000) US as a non-refundable advance on future royalties payable within thirty days of the Amendment Date and provided that this Amendment is not effective until said non-refundable advance has been paid. Advance royalty payments shall be credited on a dollar-for-dollar basis until applied in full against Royalties payable to Northern Telecom pursuant to this Section 5; and

(ii) Royalties for each copy of Licensed Product or Derivative Works, sub-licensed by Licensee or Licensee’s Subsidiary to End-Users or to Licensees Distributor, expressed as a percentage of the Net License Fee, shall be:

(a)	Fifteen percent (15%) during the first year after the Amendment Date,

(b)	Twelve percent (12%) during the second year after the Amendment Date; and

(c)	Ten percent (10%) thereafter during the term of the Agreement.

Royalties shall become payable to Northern Telecom thirty (30) days following each sub-license granted by Licensee or Licensee’s Subsidiary to End-Users or to Licensee’s Distributors.”

IN WITNESS WHEREOF, the Parties hereto have duly executed this amending agreement.

LV SOFTWARE, INC.	NORTHERN TELECOM LIMITED

Per: /s/ V. K. Agarwal	Per: /s/ G. C. Smyth

Name: V. K. Agarwal	Name: G. C. Smyth

Title: Chief Executive Officer	Title: Senior Vice-President

Per: /s/ D. J. DeGrandis

Name: D. J. DeGrandis

Title: Secretary